Exhibit 10.7

[•], 20[__]

[Name]

[Address 1]

[Address 2]

RE: Continued AerSale Employment

Dear [First Name]:

As you know, Monocle Acquisition Corporation, Monocle Merger Sub 1 Inc., Monocle Holdings Inc. (the “Company”), Monocle Merger Sub 2 LLC (“Merger Sub 2”), AerSale Corp., and, solely in its capacity as the Holder Representative, Leonard Green & Partners, L.P., have entered into that certain Agreement and Plan of Merger, dated as of December 8, 2019 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub 2 will merge with and into AerSale Corp., with AerSale Corp. surviving (the “Transaction”). Upon the closing of the Transaction, the Company will change its name to “AerSale Corporation.”

We are pleased to offer you continued employment with [the Company][Qwest Air Parts, Inc. (“Qwest”), a subsidiary of the Company] on the terms and conditions set forth in this letter (the “Letter”), to be effective upon and subject to the closing of the Transaction, as set forth below:

•	Title; Reporting: [•], [initially reporting to [•]][you will continue to report to [•]].

•	Base Salary: Your Base Salary will be paid at the biweekly rate of $[•] (subject to any applicable withholdings), payable in accordance with the Company’s [or Qwest’s] normal payroll practices, and subject to review and adjustment from time to time.

•	Target Bonus: Commencing with fiscal 20[20], you will have an annual incentive cash bonus opportunity equal to [•]% of your Base Salary. Payment of the cash bonus in any fiscal year, if any, will be subject to the terms and conditions of the applicable bonus program, as the Company may establish from time to time (and will be subject to any applicable withholdings). Unless otherwise expressly provided in such program or the Severance Plan (as defined below), you must remain employed with the Company [or Qwest] through the date of payment of any such bonus to be eligible to receive it.

•	Equity Awards: You will be eligible to receive equity awards under the Company’s equity incentive plan intended to be adopted in connection with or following the Transaction, or any successor thereto, as determined by the Board of Directors of the Company (or a committee thereof) from time to time in its sole discretion.

•	Employee Benefits: You will continue to be eligible to participate in the Company’s [or Qwest’s] employee health, welfare, and other fringe benefit and perquisite programs, each as may be in effect from time to time and in accordance with their terms.

•	Severance Plan: We are pleased to inform you that you have been selected as a Participant in the AerSale Corporation Severance Plan (the “Severance Plan”), a copy of which has been provided to you. By signing this Letter, you are acknowledging such participation and your understanding that you are agreeing to all of the terms and conditions of the Severance Plan, including certain promises and covenants contained in Section 7 of the Severance Plan (which apply regardless of whether you receive any payments or benefits under the Severance Plan). You should read the entire Severance Plan carefully.

At-Will Nature of Employment: Although we hope that your continued employment will be mutually rewarding for you and the Company, your employment with the Company [and Qwest] is “at-will,” meaning that you or the Company [or Qwest] may terminate your employment at any time and for any reason or no reason. During your employment, you will devote your full-time best efforts and business time and attention to the business of the Company and its subsidiaries.

In consideration of this offer of continued employment and your participation in the Severance Plan, by signing this letter where indicated below, you expressly acknowledge and agree that this Letter shall supersede in its entirety that certain [Employment Agreement, by and between you and [AerSale Inc.] [Qwest], dated as of [•]] (the “Prior Agreement”), and that neither you, the Company, [Qwest,] nor any other person or entity shall have any liability (including, without limitation, any liability in the nature of severance or termination pay) with respect to the Prior Agreement upon or following the closing of the Transaction.

The terms and conditions of this Letter are expressly subject to and conditioned upon the closing of the Transaction and your continued employment with the Company [or Qwest] through such closing. This Letter shall automatically terminate and be null and void ab initio if the Merger Agreement is terminated in accordance with its terms, and neither you, the Company, [Qwest,] nor any other person or entity shall have any liability hereunder (or under the Severance Plan) if the Transaction does not close for any reason or if you do not remain employed with the Company [or Qwest] through the consummation of the Transaction.

This Agreement may be assigned by [the Company][Qwest] to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of [the Company][Qwest]. Upon such assignment, the rights and obligations of [the Company][Qwest] hereunder shall become the rights and obligations of such affiliate or successor person. You may not assign your rights or obligations to another entity or person.

This Letter, together with the Severance Plan, constitutes our entire understanding and agreement regarding your continued employment by the Company [and Qwest], and supersedes all prior negotiations, communications, understandings, and agreements relating to the subject matter contained herein or therein, including, without limitation, the Prior Agreement.

This Letter shall be interpreted and construed in accordance with the laws of the State of Florida without regard to any conflicts of laws principles.

*        *        *        *        *

We look forward to our continuing relationship.

Please acknowledge your acceptance of the terms of this Letter by signing where indicated below and returning an executed copy to [•].

Very truly yours,

Name:
Title:

ACKNOWLEDGED AND AGREED:

[Name]

[Signature Page to AerSale Executive Offer Letter]